Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

US Airways Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of US Airways Group, Inc. of our report dated March 12, 2004, with respect to the consolidated balance sheets of US Airways Group, Inc. and subsidiaries as of December 31, 2003 (Successor Company) and 2002 (Predecessor Company), and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the nine months ended December 31, 2003 (Successor Company), the three months ended March 31, 2003 and each of the years in the two-year period ended December 31, 2002 (Predecessor Company), which report appears in the December 31, 2003 annual report on Form 10-K of US Airways Group, Inc.

Our report dated March 12, 2004 contains an explanatory paragraph that states that the Company’s significant recurring losses and other matters regarding, among other things, the Company’s ability to maintain compliance with covenants contained in various financing agreements as well as its ability to finance and operate regional jet aircraft and reduce its operating costs in order to successfully compete with low cost airlines, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, on March 18, 2003, the United States Bankruptcy Court for the Eastern District of Virginia confirmed the Company’s Plan of Reorganization (the Plan). The Plan became effective on March 31, 2003 and the Company emerged from Chapter 11. In connection with its emergence from Chapter 11, the Company adopted fresh-start reporting pursuant to Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” as of March 31, 2003 as further described in Notes 1, 2 and 3 to the consolidated financial statements. As a result, the consolidated financial statements of the Successor Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects. Furthermore, as discussed in Notes 2 and 11 to the consolidated financial statements, effective April 1, 2003, the Company changed its method of accounting for stock-based compensation as described by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”; and effective January 1, 2002, the Company changed its method of accounting for its goodwill and other intangible assets as required by Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and the Company changed its method of accounting for engine maintenance at PSA Airlines, Inc. a wholly owned subsidiary of the Company.

/s/ KPMG LLP

McLean, Virginia

June 3, 2004